Exhibit 10.1

Execution Version

MASTER CREDIT AGREEMENT

THIS MASTER CREDIT AGREEMENT (this “Agreement”) is entered into as of September 23, 2026, by and among GROUP 1 REALTY, INC., a corporation organized under the laws of the State of Delaware (“G1 Realty” or “Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Bank”).

The effective date of this Agreement shall be the date that Bank has received this Agreement and other documents required by Bank in connection herewith, all in form and substance satisfactory to Bank and duly executed by all parties.

RECITALS

Borrower has requested that Bank extend and/or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 DEFINED TERMS. Certain capitalized terms used in this Agreement are defined in Exhibit A hereto, all terms of which are incorporated herein by this reference. Certain other capitalized terms used in this Agreement are defined within this Agreement.

SECTION 1.2 TERM LOAN WITH DRAW PERIOD.

(a) Term Loan with Draw Period. Bank agrees, on the terms and conditions set forth in this Agreement and the Term Note, to make term loans to Borrower on a periodic basis during the Draw Period (the “Term Loan with Draw Period”) in the maximum principal amount of ONE HUNDRED NINETY MILLION THREE HUNDRED THIRTY-SIX THOUSAND TWO-HUNDRED FIFTY AND 00/100 DOLLARS ($190,336,250.00). Subject to all of the terms and conditions of this Agreement and the Term Note, during the Draw Period, Bank agrees from time to time at the request of Borrower to make advances (each, an “Advance” and collectively, the “Advances”) to Borrower in a maximum aggregate principal amount not to exceed the Maximum Aggregate Amount. Subject to all of the terms and conditions of this Agreement and the Term Note, during the Draw Period Borrower may request Advances to borrow under this Section 1.2(a). Any principal amounts repaid cannot be reborrowed. Unless Bank otherwise determines in its sole and absolute discretion, the “Maximum Aggregate Amount” means 85% of the Appraised Value of all of the Properties. As of the date hereof, the maximum aggregate principal amount available for borrowing is ONE HUNDRED NINETY MILLION THREE HUNDRED THIRTY-SIX THOUSAND TWO-HUNDRED FIFTY AND 00/100 DOLLARS ($190,336,250.00). Commencing as of the Closing Date, the principal balance of the Term Loan with Draw Period then outstanding shall be due and payable in accordance with the terms of the Term Note and this Agreement. The proceeds of the Term Loan with Draw Period shall be used for general corporate purposes, including, without limitation, the acquisition of Properties. From and after the effective date of this Agreement (the “Closing Date”) up to the Draw Termination Date, Borrower shall have the option to include additional Properties as Collateral and request Advances up to the Maximum Aggregate Amount, subject to the following:

(i) Any request for an Advance shall be made by delivering to Bank a written request in a form reasonably satisfactory to Bank. The request shall include, without limitation, (a) the amount of the requested Advance, (b) the proposed Property to be added as Collateral, (c) the current use of the proposed Property, (d) the names of any tenants at the applicable Property, (e) the names of any lease guarantors that are guaranteeing the leases at the applicable Property, (f) copies of any leases and lease guarantees for the applicable Property, with the leases having a remaining term of not less than ten (10) years, and (g) any other information regarding the applicable Property as the Bank may reasonably request. Any such delivery may be made by facsimile or email delivered to the individuals designated by the Bank to receive such notice.

(ii) Upon receiving a request from Borrower, the Bank shall determine, in its reasonable discretion, (a) if the proposed Property is acceptable, (b) if the lease and lease guarantees (if any) for the applicable Property are acceptable, (c) the due diligence to be required with respect to such Property, and (d) the amount and requirements of any fees and expenses to be borne by Borrower with respect to including such Property in the Collateral, including, without limitation, the fees and expenses for the initial Appraisal, and for a survey, environmental due diligence, legal, and title work.

(iii) The date for inclusion of each such Property and any Advance as a result of adding a Property to the Collateral shall occur upon satisfaction of all conditions precedent set forth in Section 3 hereof.

(b) Term Loan with Draw Period Note. On the Closing Date, Borrower shall execute and deliver to Bank a promissory note (the “Term Note”), in the form of Exhibit 1.2.2 attached hereto and made a part hereof, which Term Note, in addition to the records of Bank, shall evidence the Term Loan with Draw Period and interest accruing thereon. The outstanding principal amount and all accrued interest under the Term Note shall be due and payable in accordance with the terms of the Term Note and this Agreement.

(c) Request for Borrowing; Funding Date. Any request for an Advance shall be made by Borrower delivering to Bank a written request for borrowing in a form reasonably satisfactory to Bank no later than 3:00 p.m. (eastern time) on the date of funding of the Advance. Any such delivery may be made by electronic mail delivered to the individuals designated by Bank to receive such requests. Contemporaneously with each written request for borrowing, Borrower shall deliver or cause to be delivered to Bank a certificate from Group 1 and G1 Realty in the form attached as Exhibit 1.2.3 hereto, signed by a principal financial officer of Group 1 and G1 Realty, as applicable, certifying that (a) no “Event of Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such an Event of Default, has occurred, and (b) the representations and warranties contained in the Loan Documents are true and correct in all material respects (except to the extent relating to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(d) Mortgages. On the Closing Date, Borrower shall execute and deliver to Bank a Mortgage as to each property owned by Borrower as set forth on Exhibit 1.2.4 attached hereto and made a part hereof (each property set forth on Exhibit 1.2.4, a “Property” and, collectively, the “Properties”). After the Closing Date, Exhibit 1.2.4 shall be amended from time to time to provide for (a) Advances being made hereunder and additional Properties being mortgaged as a result thereof, and (b) a Mortgage on a Property being released as provided in Section 1.5.2 (Releases of Individual Property) hereof; provided, however, that the failure to update or amend Exhibit 1.2.4 shall not affect the validity or enforceability of the Loan or any Advance made hereunder, Bank’s interest in the Collateral, Bank’s rights under the Loan Documents and/or the Obligations of Borrower or the Guarantors under the Loan Documents.

(e) Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loan from the respective dates such principal amounts are advanced until paid (whether at stated maturity or acceleration or otherwise) in accordance with the Term Note.

(f) Repayment. The principal amount of the Term Loan with Draw Period shall be repaid in accordance with the provisions of the Term Note.

(g) Prepayment. Borrower may prepay principal on the Term Loan with Draw Period solely in accordance with the provisions of the Term Note.

SECTION 1.3 INTEREST.

(a) Interest. The outstanding principal balance of the Term Loan with Draw Period shall bear interest at the rate of interest set forth in the Term Note.

SECTION 1.4 GUARANTIES. The payment and performance of the indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by Group 1 and by each entity listed on Exhibit 1.4 which is either (i) a subsidiary of Group 1 and operates its business from a Property as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank or (ii) a subsidiary of Group 1 that owns a Property (any such subsidiary, a “Property Guarantor”). After the Closing Date, Exhibit 1.4 shall be amended from time to time to provide for (a) Advances being made hereunder and additional Operating Company Guarantors or Property Guarantors being added as a result thereof, and (b) an Operating Company Guarantor or Property Guarantor being released as provided in Section 1.5 (Releases of Individual Property) hereof; provided, however, that the failure to update or amend Exhibit 1.4 shall not affect the validity or enforceability of the Loan or any Advance made hereunder, Bank’s interest in the Collateral, Bank’s rights under the Loan Documents and/or the Obligations of Borrower or the Guarantors under the Loan Documents. Notwithstanding anything to the contrary set forth herein, each Operating Company Guarantor’s or Property Guarantor’s obligations shall be limited to the principal balance advanced to Borrower or a Guarantor and secured by the Property from which such Operating Company Guarantor or Property Guarantor conducts business, together with all interest, fees, costs and other amounts described in such Operating Company Guarantor’s or Property Guarantor’s Guaranty.

SECTION 1.5 COLLATERAL. Borrower and any Property Guarantor have granted or will grant Bank a security interest in the collateral described in the security instruments as are executed from time to time. The foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank and Borrower. Borrower shall permit any of Bank’s duly authorized employees or agents the right, at any reasonable time and from time to time, to conduct audits and examine the Collateral and to visit and inspect the Collateral and to examine and take abstracts from its books and records (if any) related to the Collateral, all at Bank’s expense; provided that, if an Event of Default (as hereinafter defined) beyond any applicable notice and/or cure period shall be in existence at the time such inspection is made, such audits and examinations will be at Borrower’s expense, and Borrower shall pay to Bank within ten (10) business days following receipt of an invoice therefor the full amount of all charges, costs and expenses (to include fees paid to third parties and out-of-pocket expenses of Bank personnel), expended or incurred by Bank in connection with the foregoing audit and examinations. Borrower also shall pay to Bank within ten (10) business days following receipt of an invoice therefor all filing and recording fees, costs of any appraisals and the title insurance in connection with the Collateral; provided, however, that Borrower shall not be responsible for any such costs and fees except as such costs and fees are incurred (a) in connection with the original closing of the Term Loan with Draw Period, (b) at the request of Borrower, (c) upon the mutual agreement of Borrower and Bank, (d) upon the occurrence and during the continuance of an Event of Default, or (e) as the result of a requirement by the regulations of the Federal Reserve Board or the Office of the Comptroller of the Currency, or any other regulatory agency.

Releases of Individual Property. So long as no Default or Event of Default shall have occurred and be continuing under the Loan Documents, Bank agrees, upon the request of Borrower, to release a Property from the lien of the Mortgage securing the Term Loan with Draw Period upon the payment to Bank of the Required Release Amount (as hereinafter defined). The “Required Release Amount” means an amount equal to the sum of (a) an amount that is sufficient to reduce the aggregate outstanding principal amount of Loans such that the Loan to Value Ratio , calculated immediately after the payment of the Required Release Amount and the release of the applicable Property, is no greater than eighty-five percent (85%) of the Appraised Value of the Properties remaining after giving effect to such release, plus (b) all accrued interest and other expenses payable under the Loan Documents.

Upon payment by Borrower of the Required Release Amount and release of the applicable Property from the lien of the Mortgage, any Guarantor (other than Group 1) that occupies and operates the applicable Property as a tenant or owns the Property shall be released as a Guarantor and its Guaranty terminated; provided, however, that if such Guarantor occupies and operates more than one Property as a tenant or owns more than one Property, such Guarantor shall be released from its Guaranty only as to the portion of the Loan allocated to the released Property. Notwithstanding anything to the contrary set forth herein, certain Properties listed on Exhibit 1.5.2 are designated as being affiliated with and/or useful to the operations of one or more other Properties listed on Exhibit 1.5.2 and any such Properties which are so designated as being so affiliated/useful to the operations of another are referred to as an “Affiliated Property Group”. If Borrower shall request release of a Property from the lien of the Mortgage securing the Term Loan with Draw Period and such Property is included within an Affiliated Property Group, Bank reserves the right, within three (3) days of receipt of Borrower’s written request for release of such Property from the lien of the Mortgage, to require that the Required Release Amount be paid for each and/or any other Property included within such Affiliated Property Group and each such Property included within such Affiliated Property Group also shall be released upon payment of the Required Release Amount for such Property. At such time as the aggregate Appraised Values of the Dealership Properties comprise less than fifty percent (50%) of the aggregate Appraised Values of all of the then remaining Properties, Bank reserves the right at any time thereafter, upon thirty (30) days prior written notice, to require that the Required Release Amount be paid for each and/or any Property which is not a Dealership Property and each such Property which is not a Dealership Property also shall be released upon payment of the Required Release Amount for such Property.

Substitution of Collateral. So long as no Event of Default or event that, with the passage of time or the giving of notice, will result in an Event of Default, shall have occurred and be continuing under the Loan Documents, Bank agrees, upon the request of Borrower, to release a Property from the lien of the Mortgage (the “Released Property”) upon Borrower simultaneously providing substitute collateral satisfactory to the Bank (the “Substitution Property”), and the satisfaction of the following conditions (each an “Approved Substitution”): (a) Borrower has given Bank no less than sixty (60) days prior written notice of such proposed substitution; (b) Borrower has satisfied all conditions set forth in Article III and Article IV hereof; (c) there shall be no Advance of loan proceeds in connection with such Approved Substitution; (d) there shall be no extension of the maturity date of the Loan or any change to any other terms of the Loan; and (e) the Substitution Property shall have equal or greater Appraised Value to the Released Property such that the Loan to Value Ratio following such Approved Substitution shall be equal to or less than the Loan to Value Ratio prior to such Approved Substitution. Upon any Approved Substitution, the Substitution Property shall become a Property hereunder, and the Released Property shall be released as a Property hereunder, and the Bank shall execute such discharge documents as may be required to release the Released Property from the lien of the Mortgage. Borrower shall not request an Approved Substitution less than ninety (90) days from the date of the most recent Approved Substitution, and in any event there shall be no more than five (5) Approved Substitutions during the term of the Loan.

Each Property is listed on Exhibit 1.2.4 hereto. Exhibit 1.2.4 shall be amended from time to time to provide for a Mortgage on a Property being released as provided herein; provided, however, that the failure to update or amend Exhibit 1.2.4 shall not affect the validity or enforceability of the Loan or any Advance made hereunder, Bank’s interest in the Collateral, Bank’s rights under the Loan Documents and/or the Obligations of Borrower or the Guarantors under the Loan Documents.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1 LEGAL STATUS. Each Loan Party is (i) duly organized and existing and in good standing under the law stated at initial identification of such Loan Party above, and is qualified or licensed to do business (and is in good standing as a foreign company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect; and (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated.

SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the Affiliate which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3 NO VIOLATION. Each Loan Party is in compliance with respect to any and all regulations, orders, writs, injunctions or decrees of any court or other governmental instrumentality applicable to such Loan Party or the Property (as hereinafter defined), and the execution and delivery of the Loan Documents will not conflict with or result in the breach of any such contract, agreement or other instrument or any such regulation, order, writ, injunction or decree, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.4 LITIGATION AND OTHER LEGAL PROCEEDINGS. There are no pending, or to the best of Borrower’s knowledge, threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to result in a Material Adverse Effect. Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Guarantor for any year, which could reasonably be expected to result in a Material Adverse Effect, and all taxes due have been paid.

SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENTS. All balance sheets, statements of profit and loss and other financial data which have been furnished by Group 1 to Bank fairly present, in all material respects, the financial condition of Group 1 as of the dates stated therein and the results of its operations for the periods for which the same are furnished. Since December 31, 2025, there has been no Material Adverse Effect.

SECTION 2.6 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Loan Party is a party or by which such Loan Party may be bound that requires the subordination in right of payment of any of Loan Party’s obligations subject to this Agreement to any other obligation of such Loan Party.

SECTION 2.7 PERMITS, FRANCHISES. Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, including (without limitation) all dealer licensing and insurance licensing applicable to its business and all consumer protection disclosures and other laws regarding the sale and lease of its inventory, if any, to consumers, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.8 ERISA. Each Loan Party is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by any Loan Party (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under Accepted Accounting Basis, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.9 OTHER OBLIGATIONS. No Loan Party is in default, beyond any applicable notice and cure period, on any Material Debt.

SECTION 2.10 REAL PROPERTY COLLATERAL. Except as disclosed by a Loan Party to Bank in writing prior to the date hereof, with respect to the Property securing the obligations hereunder:

(a) All material taxes, material governmental assessments, material insurance premiums, and material water, sewer and municipal charges, and material rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b) There are no mechanics’ or similar liens or claims which have been filed for work, labor, or material, which affect all or any interest in the Property in any material respect, and which are or may be prior to or equal to the lien thereon in favor of Bank, that are overdue by more than sixty (60) days, unless such liens or claims are being contested in good faith by appropriate proceedings and in respect of which, if applicable, a Loan Party or its applicable subsidiary shall have set aside on its books reserves in accordance with GAAP.

(c) None of the improvements which were included for purpose of determining the appraised value of the Property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon the Property.

(d) The Property and the current and proposed use of the improvements thereon are in compliance in material respects with all laws, ordinances, regulations and judgments regarding the use of the Property as an automobile dealership and regarding the uses of the current tenants occupying any portion of said Property; the Property is occupied in compliance with all applicable building and use restrictions of record.

(e) All utilities, including but not limited to gas, water, storm sewer, septic, electric and telephone, are available in sufficient quantities and size to accommodate the successful operation of the Property in all material respects.

(f) The improvements that have been constructed upon the Property are not currently and materially damaged or destroyed to any extent by fire or any other casualty whatsoever.

(g) No eminent domain proceedings affecting the Property have been instituted or threatened by any authority having the power of eminent domain; and there has been no material change in the occupancy or ownership of the Property subsequent to the Loan Party’s application to Bank for the Term Loan with Draw Period which has not been disclosed to the Bank.

(h) Hazardous Materials; Compliance with Environmental Laws. Except for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1) Except for the use, storage and maintenance of Hazardous Materials (as hereinafter defined) in the ordinary course of business of the Loan Parties or any tenant of a Property which does not constitute a violation of any Hazardous Materials Laws (as hereinafter defined), no Property is or has been a site for the use, generation, manufacture, storage, treatment, disposal, release or threatened release, transportation or presence of any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”).

(2) Each Property is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (collectively, the “Hazardous Materials Laws”), including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Toxic Substances Control Act and the Occupational Safety and Health Act, as any of the same may be amended, modified or supplemented from time to time, and any other applicable federal, state or local environmental laws, and any rules or regulations adopted pursuant to any of the foregoing.

(3) There are no claims or actions pending or threatened against Borrower or any Property by any governmental entity or agency, or any other person or entity, relating to any Hazardous Materials or pursuant to any Hazardous Materials Laws.

SECTION 2.11 SANCTIONS AND ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. At any time throughout the term of this Agreement: (a) no member of the Borrowing Group is a Sanctioned Target; (b) no member of the Borrowing Group is owned or controlled by, or is or has been acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (c) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws; and (d) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. Borrower shall notify Bank in writing not more than one (1) business day after first becoming aware of any breach of this section.

SECTION 2.12 MARGIN STOCK. Neither Borrower nor any Guarantor owns any Margin Stock or engages principally, as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

ARTICLE III

CONDITIONS TO INITIAL EXTENSION OF CREDIT

The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

SECTION 3.1 APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.

SECTION 3.2 DOCUMENTATION. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the documents the Loan Parties are obligated to provide under this Agreement, including, but not limited to, signed and acknowledged original Mortgages encumbering the Properties and delivery of the same to the Title Company for recordation, each in a form suitable for recording in the applicable recording offices, together with funds sufficient to pay any required recordation fees and mortgage taxes or similar taxes, if applicable.

SECTION 3.3 FINANCIAL CONDITION. There shall have been no Material Adverse Effect since the date of Borrower’s most recently delivered audited financial statements.

SECTION 3.4 INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on the Property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with additional insured or lender’s loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering the Property, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting the Property, including terrorism, as may be required by governmental regulation or Bank.

SECTION 3.5 APPRAISALS. Bank shall have obtained, as of the Closing Date, at Borrower’s cost, an Appraisal of the Properties, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its reasonable discretion.

SECTION 3.6 TITLE INSURANCE. Bank shall have received an ALTA Lender’s Policy of Title Insurance, with such endorsements as Bank may reasonably require, issued by a nationally recognized title insurance company (the “Title Company”) and in form and substance reasonably satisfactory to Bank, in an amount not less than 100% of the principal amount of each Term Loan with Draw Period, insuring Bank’s first priority lien on the Property, subject only to such exceptions as Bank shall approve in its reasonable discretion, with all costs thereof to be paid by Borrower.

SECTION 3.7 GOVERNING DOCUMENTS. Bank shall have received (a) a good standing certificate, and (b) certified copies of the articles or certificate of incorporation and by-laws (in the case of a corporation) or the articles of organization or formation and operating agreement (in the case of a limited liability company) of Borrower and each Guarantor and of all corporate, limited liability company, or other authority for Borrower and each Guarantor with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by Borrower and each Guarantor from time to time in connection herewith (and Bank may conclusively rely on such documents until it receives notice in writing from Borrower or each Guarantor to the contrary).

SECTION 3.8 INCUMBENCY CERTIFICATES AND RESOLUTIONS. Bank shall have received an incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each Guarantor, signed by the Secretary or another authorized officer of Borrower or each Guarantor, as the case may be, authorizing the execution, delivery and performance of the Loan Documents.

SECTION 3.9 LEGAL OPINIONS. Bank shall have received the legal opinions of Borrower’s and Guarantor’s legal counsel, each addressed to Bank with respect to general corporate, limited liability company matters, real estate and such other matters consistent with customary practice and with respect to perfection as to the Term Loan with Draw Period and the Collateral, in a form reasonably acceptable to the Bank and its counsel.

SECTION 3.10 PROPERTY SEARCHES. Bank shall have received surveys, zoning reports and such other searches and due diligence as the Bank shall reasonably require regarding the Property.

SECTION 3.11 ADDITIONAL SEARCHES. Bank shall have received UCC searches and other lien searches showing no existing security interests in or liens on the applicable Collateral other than Permitted Liens.

SECTION 3.12 FLOOD AND ENVIRONMENTAL REVIEW. Bank shall have received and reviewed to its satisfaction: (a) a standard flood hazard determination form for the Property (and, to the extent required, evidence of flood insurance and compliance with other requirements under applicable flood regulations); and (b) environmental due diligence, including, without limitation, a Phase I environmental site assessment, a Phase II report, if required, and such other reports, assessments, or evidence of environmental remediation, as the Bank may reasonably require, with all costs thereof to be paid by Borrower.

SECTION 3.13 SATISFACTION OF REGULATORY AND COMPLIANCE REQUIREMENTS. In addition to any requirements set forth herein, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank in its reasonable discretion.

SECTION 3.14 AGREEMENTS WITH OPERATING COMPANIES. Bank shall have received, in form and substance reasonably satisfactory to Bank, an Estoppel Certificate and Agreement from each of the Operating Companies in favor of Bank, whereby the Operating Companies guarantee the payment of rent on the Properties as well as guaranteeing their respective portion of the Loan.

SECTION 3.15 LEASES. Bank shall have received (i) a copy of any lease of such Property to Borrower or a Property Guarantor and any sublease or memorandum of lease associated therewith and (ii) evidence satisfactory to the Bank that a Guarantor owns or has acquired each dealership on each Property.

SECTION 3.16 KYC INFORMATION. Upon the request of the Bank, at least three (3) business days prior to the Closing Date (so long as the Bank makes any such request at least six (6) Business Days prior to the Closing Date), Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act. At least three (3) business days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

SECTION 3.17 OTHER DOCUMENTS. Bank shall have received such additional documents as Bank or its counsel may reasonably request.

ARTICLE IV

CONDITIONS OF EACH EXTENSION OF CREDIT

The obligation of Bank to make each and every extension of credit requested by Borrower hereunder shall always be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

SECTION 4.1 COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of the signing of this Agreement and on the date of each Advance and/or other extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

SECTION 4.2 ADDITIONAL DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and promptly upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 5.2 ACCOUNTING RECORDS. Borrower will keep proper books and records of the operations of Borrower’s business. During the occurrence of an Event of Default beyond any applicable notice and cure period, Borrower will permit Bank, at Borrower’s expense, to inspect and make copies of the books and records of Borrower’s business, if any, (and, upon request of Bank, Affiliates of Borrower) at all reasonable times and from time to time.

SECTION 5.3 FINANCIAL STATEMENTS. Provide to Bank, and cause Guarantor to provide to Bank, all of the following, in form and detail satisfactory to Bank:

5.3.1 Financial Statements When Bank is Lender Under the Revolving Credit Facility. For so long as Bank is a lender under the Revolving Credit Facility, Group 1 shall provide to Bank (contemporaneously with delivery to the agent and the lenders under the Revolving Credit Facility) copies of all financial reports, financial statements, officer’s certificates and other financial information required to be furnished to the agent and the lenders under such Revolving Credit Facility; provided, however, that, for so long as Bank is a lender under the Revolving Credit Facility, Bank shall receive such information, reports and certificates directly from the agent under the Revolving Credit Facility.

5.3.2 Financial Statements When Bank Not a Lender Under the Revolving Credit Facility. If Bank, at any time, ceases to be a lender under the Revolving Credit Facility, Group 1 shall provide to Bank copies of all financial reports, financial statements, officer’s certificates and other financial information at such time and in such form as required to be furnished to the agent and the lenders under the Revolving Credit Facility as such Revolving Credit Facility existed as of the date hereof.

5.3.3 Non-Default Certificate. Contemporaneously with the annual audit reports of Group 1 required under the Revolving Credit Facility, a Non-Default Certificate of the Chief Financial Officer or Treasurer of Group 1 in the form attached hereto as Exhibit 1.2.3, that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

5.3.4 Other Financial Information. Such other information regarding the operation, business affairs, and financial condition of Borrower and Guarantor which Bank may reasonably request.

SECTION 5.4 FINANCIAL CONDITION. Maintain Borrower’s financial condition, and cause Guarantor to maintain Guarantor’s financial condition, as follows:

(a) Bank as Lender Under the Revolving Credit Facility. For so long as Bank is a lender under the Revolving Credit Facility, Group 1 shall at all times comply with the financial covenants as defined and as set forth in the Revolving Credit Facility.

(b) Bank Not a Lender Under the Revolving Credit Facility. If Bank, at any time, ceases to be a lender under the Revolving Credit Facility, Group 1 shall at all times comply with those financial covenants as defined and as set forth in the Revolving Credit Facility as such Revolving Credit Facility existed as of the date hereof.

SECTION 5.5 BUSINESS CONTINUITY. Conduct its business in substantially the same manner as such business is now conducted. If Borrower or a Property Guarantor changes the location of any Property, or its chief corporate office, then Borrower shall promptly notify the Bank in writing of such change.

SECTION 5.6 HEDGE COVENANT. Borrower shall have the option to hedge the floating interest expense of the Term Loan with Draw Period for the full term of the Term Loan with Draw Period, if Borrower is an “eligible contract participant” (as defined in the Commodities Exchange Act) on the date the swap or derivative is entered into, by maintaining one or more interest rate swap transactions with Bank (or with another financial institution approved by Bank in writing) in an aggregate notional amount equal to the outstanding principal balance of the Term Loan with Draw Period originally scheduled to be outstanding over its term when the hedge is executed and providing for a fixed rate, with Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the Term Loan with Draw Period.

SECTION 5.7 PERMITS, FRANCHISES. Possess and maintain all licenses, permits, consents, approvals, rights, privileges and franchises necessary for the conduct of its business in compliance with applicable law, including, without limitation, all dealer licensing and insurance licensing applicable to its business, all consumer protection disclosures and other laws regarding the sale and lease of its inventory to consumers, and rights to all trademarks, trade names, patents, and fictitious names; except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.8 COMPLIANCE. Comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its business and/or any property provided as collateral.

SECTION 5.9 INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank and naming the Bank as loss payee (with respect to the Property only) or additional insured, if and as the Bank may reasonably require, and deliver to Bank from time to time at Bank’s reasonable request schedules setting forth all insurance then in effect.

SECTION 5.10 FACILITIES. Keep all properties necessary to Borrower’s business in good repair and condition and, from time to time, make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, and use commercially reasonable efforts to ensure that the real estate upon which Borrower’s business is located shall be free of hazardous conditions, substances and pollutants of any kind, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11 TAXES AND OTHER LIABILITIES. Promptly pay when due all material contractual obligations calling for the payment of money, taxes, assessments and charges imposed upon Borrower and upon Borrower’s business and Borrower’s properties, assets, operations, products, income or securities and also promptly pay or bond over all material claims which constitute, or, if unpaid, may become a lien, charge or encumbrance upon the Properties.

SECTION 5.12 LITIGATION. Promptly give notice in writing to Bank of any litigation pending against Borrower or Property Guarantor (a) with a claim in excess of $3,000,000.00, or aggregate claims in excess of $5,000,000.00, which are not covered by insurance; or (b) a claim covered by insurance with a deductible in excess of $3,000,000.00, or aggregate claims covered by insurance with deductibles in excess of $5,000,000.00.

SECTION 5.13 NOTICE OF DEFAULT AND OTHER NOTICES.

(a) Notice of Default. Furnish to Bank promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

(b) Other Notices. Promptly notify Bank in writing of (i) any Material Adverse Effect; (ii) any material default under any Material Debt; (iii) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower with (A) a claim that is reasonably likely to result in liability in excess of $3,000,000.00, or aggregate claims that are reasonably likely to result in liability in excess of $5,000,000.00, which are not covered by insurance; or (B) a claim covered by insurance with a deductible in excess of $3,000,000.00, or aggregate claims covered by insurance with deductibles in excess of $5,000,000.00; (iv) no later than 10 days following the date thereof, any change in Borrower’s or Property Guarantor’s name or address as shown herein, and/or any change in Borrower’s or Property Guarantor’s structure; (v) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (vi) any termination or cancellation of any insurance policy which Borrower is required to maintain and which has not been immediately replaced by Borrower so as to avoid any lapse in insurance coverage.

SECTION 5.14 ADDITIONAL THIRD PARTY FEES. Pay any and all third party fees incurred by Bank in connection with the credit facilities hereunder to the extent required to be paid by Borrower in accordance with the terms hereof.

SECTION 5.15 PRESERVATION OF COLLATERAL. Take the following action with respect to the Collateral to the extent failure to do so would cause a material decrease to the value of the Collateral: (a) pay when due all license fees, registration fees, and other charges in connection with the Collateral; (b) use the Collateral only for lawful purposes and otherwise in compliance in all material respects with any requirements set forth in any applicable insurance policies required under this Agreement; (c) do all things necessary to maintain, preserve and protect the Collateral to keep such property in good repair, working order and condition; (d) keep the Collateral free from tax liens of any kind and attachment or levies by any third party other than Permitted Liens; (e) deal with the Collateral according to the standards and practices generally adhered to by motor vehicle dealerships located in that state; (f) provide any service and do all things necessary to keep the Collateral free and clear of all defenses, rights of offset, and counterclaims other than any Permitted Liens; (g) except as otherwise provided herein or in any other Loan Documents, pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber the Properties, including without limitation, any mechanics’ liens to the extent not constituting a Permitted Lien; (h) subject to and in accordance with the terms of the applicable Mortgage (including the provisions thereof governing the application of insurance and condemnation proceeds and Bank’s consent to any restoration, alteration or addition of the Properties) to promptly and completely repair or restore, as applicable, in a good and workmanlike manner in accordance with sound building practices, any portion of the Properties which may be damaged or destroyed; provided that Borrower shall not be required to repair or restore any portion of the Properties to the extent Bank elects, in its sole discretion and in accordance with the applicable Mortgage, to apply insurance proceeds or other sums to the Obligations rather than to make such proceeds or other sums available to pay the costs of the work of repair or reconstruction; (i) to comply with and not to suffer violation of, in each case in all material respects, any or all of the following which govern acts or conditions on, or otherwise affect the Properties: (1) laws, ordinances, regulations, standards and judicial and administrative rules and orders; (2) covenants, conditions, restrictions and equitable servitudes, whether public or private; and (3) requirements of insurance companies and any bureau or agency which establishes standards of insurability; (j) not to commit or permit waste of the Properties; and (k) to do all other acts which from the character or use of the Properties may be reasonably necessary to maintain and preserve its value.

SECTION 5.16 LEASES AND RENTS OF PROPERTIES. At Borrower’s and Property Guarantor’s sole cost and expense: (a) to perform, in all material respects, each obligation to be performed by the lessor or landlord under each lease and to enforce or secure the performance of each material obligation to be performed by the lessee or tenant under each lease; (b) not to modify any lease in any material respect, nor accept surrender under or terminate the term of any lease which would result in a Property being either (i) unoccupied, or (ii) occupied for a period of twenty-four (24) months or longer by a tenant who is unaffiliated with Group 1; (c) not to anticipate the Rents under any lease; and (d) not to waive or release any lessee or tenant of or from any lease obligations which would result in a Property being either (i) unoccupied, or (ii) occupied for a period of twenty-four (24) months or longer by a tenant who is unaffiliated with Group 1.

SECTION 5.17 MARGIN STOCK. Should Borrower or any Guarantor acquire Margin Stock during the term of this Agreement, deliver, or cause such Guarantor to deliver, to Bank any documentation that may be required in order to comply with applicable regulations, including but not limited to a Form U-1 satisfactory to Bank, in its discretion.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, nor shall it permit any of the Property Guarantors to, without Bank’s prior written consent:

SECTION 6.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in this Agreement; provided that (a) Borrower will not use, or permit any member of the Borrowing Group to use, directly or indirectly, any of the proceeds of any credit extended hereunder in any manner that would be prohibited by Sanctions, or that would be prohibited by Sanctions if conducted by Bank or any other party hereto, or to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws, and Borrower shall notify Bank in writing not more than one (1) business day after first becoming aware of any breach of this clause (a) and (b) no part of the proceeds of any credit extended hereunder will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

SECTION 6.2 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances that are secured by a lien on the Collateral (or any portion thereof), except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof and (c) indebtedness and other obligations of Borrower under that certain credit facility with Wells Fargo Bank, National Association, as lender, as in effect on the date hereof and as the same may be amended, restated, amended and restated, supplemented, refinanced, replaced, renewed or extended from time to time. Borrower and Bank hereby acknowledge and agree that the terms of this Section 6.2 shall not prohibit Borrower from incurring indebtedness so long as such indebtedness is not secured by a lien on the Collateral.

SECTION 6.3 PLEDGE OF ASSETS. Create, permit or suffer to exist any mortgage, deed of trust, lien or other encumbrance to be levied upon or become a charge against the Collateral located on or used in connection with Property other than Permitted Liens.

SECTION 6.4 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s or Property Guarantor’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or substantially all of Borrower’s or Property Guarantor’s assets except in the ordinary course of its business, it being understood that as part of Borrower’s business Borrower may from time to time sell dealership properties (other than a Property) and other ancillary assets plus any dispositions of a Property to the extent in compliance with the requirements of Section 1.5.

SECTION 6.5 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity which would create a lien on the Collateral located on or used in connection with the Property.

SECTION 6.6 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to any person or entity except: (i) temporary loans or advances made in the ordinary course of business; or (ii) loans or advances to which the Bank specifically has consented in a writing signed by the Bank or (iii) any of the foregoing existing as of, and disclosed to the Bank prior to, the date hereof.

SECTION 6.7 NEGATIVE PLEDGE. Shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any lien upon the Properties, whether now owned or hereafter acquired, other than this Agreement and the other Loan Documents.

SECTION 6.8 Reserved.

SECTION 6.9 REPAYMENT. Borrower shall not fund any repayment of the credit with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any other party to this Agreement to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1 EVENTS OF DEFAULT. The phrase “Third Party Obligor” means any person or entity presently, or hereafter becoming, a guarantor hereof. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Failure to Pay. Borrower shall fail to pay within ten (10) days of the due date thereof any principal, interest, fees or other amounts payable under any of the Loan Documents and such failure is not remedied within five (5) days following notice thereof by the Bank to Borrower.

(b) False Information. Any financial statement or certificate furnished to Bank by Borrower or any Guarantor in connection with, or any representation or warranty made by Borrower or any Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Other Breach of Agreement or Loan Documents. Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Agreement or in collateral value requirements under any Loan Document), and with respect to any such default that by its nature can be cured, such default is not remedied within thirty (30) days following the earlier to occur of (i) Borrower obtaining knowledge thereof and (ii) notice thereof by the Bank to Borrower.

(d) Breach of Other Monetary Obligation. (i) Any default in the payment or performance of any obligation beyond any applicable notice and/or cure period, or any defined event of default beyond any applicable notice and/or cure period, under the terms of any Material Debt or (ii) any payment default beyond any applicable notice and/or cure period under the terms of any indebtedness of Borrower or any Guarantor, as applicable, for borrowed money with an aggregate principal amount thereunder in excess of $6,000,000, secured solely real property that does not constitute Collateral under this Agreement or any other Loan Document.

(e) Bankruptcy and Other Proceedings. Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) Judgment, Execution and Other Legal Process. The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; and any such judgment, lien, levy and/or writ of attachment, in each case that is final and all appeals have been exhausted, and aggregating in excess of $3,000,000.00 (net of any amounts that are covered by insurance or bonded); or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, and such involuntary petition or proceeding remains undismissed or unstayed for a period of 90 calendar days.

(g) Material Adverse Change. There shall exist or occur any Material Adverse Effect.

(h) Dissolution or Liquidation. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Change in Control of Borrower or any Guarantor. Any change in ownership of Borrower or any Guarantor (other than Group 1 Automotive, Inc.) of greater than an aggregate of fifty percent (50%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest) of such entity.

(j) Change in Control of Group 1 Automotive, Inc. The occurrence of any Group 1 Change of Control.

(k) Guaranties. Any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any Guaranty, security agreement or other assurance of payment relating to any obligations of Borrower hereunder. Any sale, lease, transfer or other disposition, (including, without limitation, transfers to a trust or other entity for estate planning purposes), except in the ordinary course of its business, of all or substantially all of the assets of any Guarantor that is not permitted hereunder.

(l) Reserved.

(m) Sale and/or Other Disposition of Real Estate. The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in the Property, except as otherwise permitted under this Agreement.

(n) Danger to Collateral. Bank, in good faith, believes all or any material portion of the Property and/or proceeds thereof to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value, or Bank, in good faith, believes the rights of Bank in any collateral or proceeds are impaired in any material respect.

(o) Breach of Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws Provisions. Any failure of Borrower to comply with any section of this Agreement related to Anti-Money Laundering Laws or Anti-Corruption Laws; or Borrower performs or engages in any act or series of acts that Bank reasonably believes could constitute a violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 7.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or mortgagee or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2 NOTICES. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

If to Borrower:	Group 1 Realty, Inc. 730 Town & Country Blvd, Suite 500 Houston, Texas 77024 Attn: President

With a copy to:	Group 1 Realty, Inc. 730 Town & Country Blvd, Suite 500 Houston, Texas 77024 Attn: General Counsel

If to the Bank:	Bank of America, N.A. Document Retention MC:NC1-026-06-06 Gateway Village – 900 Building 900 W. Trade Street Charlotte, NC 28255

SECTION 8.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower and Guarantor, jointly and severally, shall pay to Bank immediately upon demand the actual amount of all payments, advances, charges, costs and expenses (including expenses associated with appraisals), including reasonable attorneys’ fees (to include outside counsel fees of one law firm acting as outside counsel to the Bank (and one law firm acting as local counsel in each jurisdiction where necessary)), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever the term “attorneys’ fees or “reasonable attorneys’ fees” is used herein or in any other Loan Document, such term shall mean fees of Bank’s outside counsel based on work actually completed at its standard hourly rates, notwithstanding any statutory presumption to the contrary. Borrower and each Guarantor, jointly and severally, will indemnify and hold harmless Bank and its affiliates and their partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (each such person being called an “Indemnitee”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the transactions evidenced by this Agreement, hazardous materials, environmental liabilities, Borrower’s and Guarantors’ use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (a) one counsel for the Bank, taken together, (b) one local counsel in each relevant jurisdiction, and (c) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (a) through (b) above, one additional counsel for each group of affected persons similarly situated, taken as a whole (which in the case of clause (c) will allow for up to one additional counsel in each relevant jurisdiction)); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or (ii) arise out of a dispute solely between or among Indemnitees that does not involve an act or omission by any Loan Party or any of its affiliates (other than any action, suit, proceeding, or claim against an Indemnitee in its capacity or in fulfilling its role as agent or arranger under the Loan Documents).

SECTION 8.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents with the prior written consent of Borrower (such consent not to be unreasonably conditioned, withheld or delayed, and to the extent Borrower has not responded within five Business Days after receipt of such request for consent, Borrower shall be deemed to have consented); provided that no consent of Borrower shall be required (i) for an assignment to an affiliate of Bank or (ii) if an Event of Default has occurred and is continuing. Bank will keep Confidential Information (as hereinafter defined) confidential, and will not disclose Confidential Information to any person or entity, except disclosures (a) to federal and state bank examiners, and other regulatory officials having jurisdiction over Bank, and (b) courts or other entities (in response to subpoenas and other legal processes). Notwithstanding anything set forth herein to the contrary, Bank may also disclose to any prospective purchaser, assignee, transferee or participant all documents and information, including, without limitation, Confidential Information, which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder; provided that Bank will use commercially reasonable efforts to obtain the agreement of such prospective purchaser, assignee, transferee or participant, for the benefit of Borrower, to keep any Confidential Information confidential to the same extent as Bank is required hereunder. For purposes hereof, “Confidential Information” means all non-public, confidential or proprietary information of Borrower or any of its Affiliates that is disclosed to Bank by Borrower, any of its Affiliates or any of its officers, employees, agents or representatives in connection with any credit subject hereto, and includes, without limitation, all financial, technical or business information relating to Borrower or any of its Affiliates, including trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Borrower or any of its Affiliates. Confidential Information does not include information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Bank or its representatives; (b) is or becomes available to Bank, or any of its Affiliates on a non-confidential basis by Borrower or any officer, employee, agent or representative of Borrower or any of its Affiliates prior to its disclosure by Bank; (c) is or becomes available to Bank from a source not known to Bank to be under an obligation of confidentiality to Borrower or any of its Affiliates; or (d) is independently developed by Bank without the use of the Confidential Information.

SECTION 8.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9 COUNTERPARTS; SIGNATURES. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. In connection with this Agreement or any Loan Document, Bank may rely on (i) an electronic signature that complies with applicable electronic commerce acts or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature, so delivered by Borrower. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Borrower represents to Bank that any electronic, faxed, scanned, or photocopied signature that is transmitted by Borrower to Bank is intended by Borrower to authenticate such document notwithstanding that such signature is electronic, facsimile or a reproduction. Borrower agrees not to raise as a defense to the enforcement of any Loan Document that it was executed by electronic means by either party or transmitted to Bank by facsimile or other electronic means.

SECTION 8.10 RESERVED.

SECTION 8.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the conflicts of law or choice of law principles thereof.

SECTION 8.12 SAVINGS CLAUSE. Bank and Borrower intend to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein or in any other Loan Document, Bank shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If Bank ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, Bank will apply such excess amount to the reduction of the unpaid principal balance which Borrower owes, and then will pay any remaining excess to Borrower. In determining whether the interest paid or payable exceeds the highest lawful rate, Borrower and Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. Borrower agrees to pay an effective rate of interest that is the sum of (i) the interest rate provided in this Agreement, as may be amended as provided herein; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Borrower pursuant to this Agreement and that are determined to be interest or in the nature of interest.

SECTION 8.13 RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared the Term Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Term Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Term Note.

SECTION 8.14 SWAP AGREEMENTS. All Swap Agreements, if any, between Borrower and Bank or its Affiliates are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Term Note, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Bank relating to this Term Note shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

SECTION 8.15 CASH AND CASH EQUIVALENTS. Bank policy bars payment by cash or cash equivalents and any such payments will be declined; Bank reserves the right to decline other forms of payment, including but not limited to, cashier’s checks, money orders, bank drafts, third-party checks and traveler’s checks.

SECTION 8.16 BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, or (b) the purpose of acquiring or carrying on a business, professional or commercial activity and not primarily for a personal, family or household use.

SECTION 8.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

SECTION 8.18 ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS. To the extent that this Agreement and any other Loan Document provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this paragraph, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GROUP 1 REALTY, INC.,
a Delaware corporation

By:	/s/ Daniel J. McHenry
Daniel J. McHenry, President

BANK OF AMERICA, N.A.

By:	/s/ Andrew Trammell
Name: Andrew Trammell
Title: Senior Vice President

Exhibit A to Credit Agreement

GLOSSARY

(Standard Definitions for Capitalized Terms)

This Glossary is attached to and made a part of the Credit Agreement by and among the Bank and GROUP 1 REALTY, INC. dated September 23, 2026.

Capitalized terms with stipulated definitions set forth in this Glossary shall apply throughout the Credit Agreement and Related Documents (as defined below). Capitalized terms with stipulated definitions set forth elsewhere in the Credit Agreement and Related Documents (as defined below) shall also apply throughout those documents.

Term	Definition
Accepted Accounting Basis	The manner and method of accounting prescribed by generally accepted accounting principles consistently applied.

Affiliate	With respect to Borrower, any person, entity or business organization which, directly or indirectly, controls, is controlled by or is under common control with Borrower.

Anti-Corruption Laws	(a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business.

Anti-Money Laundering Laws	Applicable laws or regulations in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

Appraisal	An appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, and who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and who is otherwise acceptable to Bank in all respects.

Appraised Value	As to any Property, the value of the Property determined by Appraisal as set forth on Exhibit 1.2.4 attached hereto and made a part hereof.

[Exhibit A to Credit Agreement]

Borrowing Group	(a) Borrower, (b) the parent of Borrower, (c) any Affiliate or subsidiary of Borrower, (d) any Guarantor, (e) the owner of any collateral securing any part of the credit, any guaranty, or this Agreement, and (f) any officer, director or agent acting on behalf of any of the preceding with respect to the credit, this Agreement, or any of the other Loan Documents.

Business Day	Any day other than a Saturday, Sunday or other day on which commercial banks in the United States are authorized or required by law to close.

Collateral	The property pledged to the Bank as security for the Credit Facilities and as more fully defined in the security agreement and/or mortgage or deed of trust.

Credit Facility/ Facilities Dealership Property Default Draw Period Draw Termination Date

Each term loan and any other existing or new extension of credit by the Bank to Borrower identified in the Credit Agreement.

Each Property at which the primary use is the sale of motor vehicles pursuant to a franchise agreement with an automobile manufacturer, as such Dealership Properties are designated on Exhibit attached hereto and made a part hereof.

An event that, with notice, lapse of time, or both, would become an Event of Default.

The period from and including the date hereof through but excluding the Draw Termination Date.

December 22, 2026.

Financial Statements	The financial statements of Borrower or other identified business organization, including the balance sheet (as of the date described) and the income statement (from the beginning of the applicable fiscal year to the end of the period described). All financial statements shall be prepared in accordance with the Accepted Accounting Basis.

FIRREA	The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

Group 1	Group 1 Automotive, Inc.

Group 1 Change of Control	A Group 1 Change of Control shall be deemed to have occurred if any of the following shall occur as to Group 1: (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of the voting stock of Group 1, the result of which is that an individual or entity becomes the beneficial owner, directly or indirectly, of more than 40% of the voting stock of Group 1, measured by voting power rather than number of shares, (b) the shares of Group 1 cease to be publicly traded, (c) at any time after the closing date, individuals who were either directors of Group 1 on the closing date or directors approved (by recommendation, nomination, election or otherwise) by a majority of the directors cease to constitute a majority of the members of the board of directors of Group 1, or (d) a “change of control” or “change of ownership” (or any term substantially equivalent to any of the foregoing phrases in this clause (d)) (in each case, as such term or phrase is defined in any indenture or other agreement evidencing or relating to any Indebtedness (as defined in the Revolving Credit Facility as such Revolving Credit Facility existed on the date hereof)) occurs.

[Exhibit A to Credit Agreement]

Guarantor(s)	Individually and collectively, the Property Guarantors and the Operating Company Guarantors.

Guaranty	Each guaranty, in form and content prescribed by the Bank, executed by a Guarantor and which guarantees Borrower’s payment and performance of its obligations under the Credit Agreement and Loan Documents.

Loan or Loans Loan Party or Loan Parties Loan to Value Ratio

The Term Loan with Draw Period.

Collectively, Borrower and the Property Guarantors.

The aggregate outstanding principal balance of the Loan as of any date of determination, divided by an amount equal to the sum of the Appraised Value of each of the Properties.

Margin Stock	As defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

Material Adverse Effect	Any event or circumstance arising in respect of Borrower or any of its subsidiaries that has had, (a) a material adverse effect on the business, operations, properties, assets or financial condition of Borrower and its subsidiaries, taken as a whole, (b) a material adverse effect on the ability of Borrower and its subsidiaries, taken as a whole, to fully and timely perform their payment obligations under the Loan Documents, or (c) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to Bank under, any Loan Document.

Material Debt	Any obligation of Borrower or any Guarantor, as applicable, for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation in respect of indebtedness, in each case with an aggregate principal amount thereunder in excess of $6,000,000, or aggregate obligations with an aggregate principal amount thereunder in excess of $10,000,000, which includes, for the avoidance of doubt, the Revolving Credit Facility; provided, that “Material Debt” shall not include indebtedness secured solely by real property that does not constitute Collateral under this Agreement or any other Loan Document.

[Exhibit A to Credit Agreement]

Mortgage Obligations

Each Mortgage and Assignment of Rents and Leases (or, if applicable, Deed of Trust and Assignment of Rents and Leases) executed by Borrower in favor of Bank.

With respect to Borrower, all obligations now or hereafter owed to Bank or any affiliate of Bank by Borrower related to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, all fees, all existing and future obligations under any Swap Agreements between Bank or any affiliate of Bank and Borrower or Guarantor which are executed in connection with or related to the Loans (including obligations under such Swap Agreements entered into prior to any transfer or sale of Bank’s interests hereunder if Bank ceases to be a party hereto), all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower under the Loan to Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral owned by Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred in each case to the extent otherwise payable under the Loan Documents.

Operating Company(ies)	Each, any and all entities involved in the automotive retail sales, service and/or finance business.

Operating Company Guarantor(s)	Each, any and all Operating Company(ies) that is/are a Guarantor(s).

Permitted Lien

Any of the following:

(i) deeds of trust, liens or other encumbrances in favor of Bank;

(ii) those liens identified as permitted encumbrances in or otherwise permitted by the express terms of the Mortgage;

(iii) liens resulting from deposits or pledges to secure payments of workers’ compensation, unemployment insurance, old age pensions or social security;

(iv) zoning restrictions, by-laws and other ordinances of governmental authorities, easements, trackage rights, licenses, permits, special assessments, servitudes, access rights, sewers, electric lines, drains, telegraph and telephone and cable television lines, development agreements, pipelines, deferred services agreements, restrictive covenants, encroachments, protrusions, owners’ association encumbrances, rights-of-way, restrictions on use of real property, minor title defects or other irregularities in title and survey exceptions and other similar encumbrances that do not render title unmarketable, do not secure obligations for the payment of borrowed money, and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower or its subsidiary at such Property;

(v) liens imposed by law (including, without limitation, liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like liens arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or its applicable subsidiary shall have set aside on its books reserves in accordance with GAAP or are immaterial;

[Exhibit A to Credit Agreement]

(vi) liens in connection with subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of real property that do not render title unmarketable and do not secure obligations for the payment of borrowed money and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower and its subsidiaries, taken as a whole;

(vii) rights of any tenant, occupant or licensee under any lease, occupancy agreement or license with Borrower or its subsidiaries to the extent such lease, occupancy agreement or license is otherwise permitted pursuant to the terms of this Agreement;

(viii) liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put that do not render title unmarketable and do not secure obligations for the payment of borrowed money and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower and its subsidiaries, taken as a whole; and

(ix) any groundwater or land use limitations or other institutional controls utilized in connection with any investigation, remediation, remedial action or cleanup, in each case, required under any Hazardous Materials Laws or any other environmental law.

Person	Any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization

Related Documents	All promissory notes, instruments, agreements and documents (other than the Credit Agreement and any Guaranty) which Borrower has signed or delivered (or will sign or deliver) in connection with the Credit Agreement.

Rents	All rents, issues and profits of the Properties.

Revolving Credit Facility	That certain senior credit facility evidenced in part by the Thirteenth Amended and Restated Revolving Credit Agreement dated May 30, 2025, among Group 1, certain subsidiaries of Group 1 (including Borrower), certain lenders, US Bank National Association, as administrative agent, Bank of America, as floor plan agent, as amended, restated, modified, renewed or extended from time to time.

Sanctions	Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the His Majesty’s Treasury, or (e) any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group.

[Exhibit A to Credit Agreement]

Sanctioned Target	Any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target or subject of Sanctions, including vessels and aircraft that are blocked under any Sanctions program.

Swap Agreement	Any existing or future swap agreement by and between Borrower and Bank or any of its Affiliates.

[Exhibit A to Credit Agreement]

Exhibit 1.2.2

TERM NOTE WITH DRAW PERIOD

(see attached)

[Exhibit 1.2.2 to Credit Agreement]

EXHIBIT 1.2.3

NON-DEFAULT CERTIFICATE

In accordance with the terms of the Loan Documents dated September 23, 2026 by and among Bank of America, N.A. and GROUP 1 REALTY, INC., I hereby certify that:

1.	I am a principal financial officer of Group 1 Automotive, Inc. (“Group 1”);

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Event of Default (as defined in the Loan Documents) has occurred and is currently in existence.

4.

Group 1 is in compliance with the Financial Covenant(s) set forth in the Revolving Credit Facility, as demonstrated by the calculations contained in the Officer’s Certificate delivered contemporaneously herewith pursuant to the Revolving Credit Facility.

GROUP 1 AUTOMOTIVE, INC., a Delaware corporation

By:_______________________________
Name:
Title:

[Exhibit 1.2.3 to Credit Agreement]

EXHIBIT 1.2.4

PROPERTIES

Property	Release Price	Loan Allocation Amount
3400 & 3430 S Soncy Rd	—	$14,025,000
3061 Washington Road	—	$8,967,500
9160-D Research Blvd	—	$4,717,500
31445 IH 10	—	$7,437,500
7401 S I-35 Frontage Rd and 7401 Kelley Dr	—	$24,650,000
10155 SW Freeway	—	$7,310,000
22575 US-59	—	$15,767,500
6102 19th Street	—	$11,730,000
13130 Broadway Extension	—	$10,625,000
Willowdale @ Andover	—	$8,585,000
20465 Southwest Fwy	—	$21,250,000
640 Galleria Blvd	—	$10,115,000
8015 IH-35 Access Road	—	$11,092,500
45 Auto Center Drive	—	$25,500,000
0 Gulf Fwy	—	$8,563,750

[Exhibit 1.2.4 to Credit Agreement]

EXHIBIT 1.4

GUARANTORS

Group 1 Automotive, Inc.

GPI CA-LXI, LLC

GPI GA-DM, LLC

Danvers-S, Inc.

Bob Howard Chevrolet, Inc.

GPI SC-T, LLC

GPI TX-HIII, Inc.

McCall-TII, Inc.

GPI TX-SMGEN, Inc.

GPI TX-DMIII, Inc.

Lubbock Motors-T, Inc.

McCall-H, Inc.

GPI TX-DMIV, Inc.

Amarillo Motors-F, Inc.

GPI TX-HY, Inc.

[Exhibit 1.4 to Credit Agreement]

EXHIBIT 1.5.2

AFFILIATED PROPERTY GROUP

None.

[Exhibit 1.5.2 to Credit Agreement]